UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2015

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-193498	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On August 13, 2015, ViewRay, Inc. (the “Company”) completed a second closing of a private placement offering (the “Offering”) in which we sold an aggregate of 413,800 additional shares of our common stock, $0.01 par value per share (the “Common Stock”), at a purchase price of $5.00 per share (the “Offering Price”). On August 17, 2015, we completed a third and final closing of the Offering in which we sold an aggregate of 130,000 additional shares of our Common Stock at the Offering Price. As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 29, 2015, as amended on August 13, 2015, we held the initial closing of our Offering on July 23, 2015, in which we sold 5,340,704 shares of our Common Stock at the Offering Price. In total, we sold an aggregate of 5,884,504 shares of Common Stock in the Offering.

The aggregate gross proceeds from the Offering were $29,422,520 (before deducting placement agent fees and expenses of the Offering estimated at approximately $2,479,000).

Investors in the Offering will have anti-dilution protection with respect to the shares of Common Stock sold in the Offering such that if within six months after the initial closing of the Offering the Company issues additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to shares of Common Stock issued or issuable pursuant to an acquisition, joint venture or technology license agreement; securities issued to financial institutions or lessors in connection with credit arrangements, equipment financings or lease arrangements, in the aggregate not exceeding 5% of the Common Stock outstanding; and issuances of awards under our 2015 Equity Incentive Plan) for consideration per share less than the Offering Price (the “Lower Price”), each such investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such investor and still held of record and beneficially owned by such investor at the time of the dilutive issuance (the “Held Shares”) will equal the number of shares of Common Stock that such investor’s Offering subscription amount for the Held Shares would have purchased at the Lower Price. Holders of a majority of the then-held Held Shares may waive the anti-dilution rights of all Offering investors with respect to a particular issuance by the Company.

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation D promulgated by the SEC thereunder. The Common Stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “best efforts” basis.

In connection with the Offering, we paid Northland Securities, Inc., Katalyst Securities LLC, Trout Capital LLC and MLV & Co. LLC, each a U.S. registered broker-dealer (the “Placement Agents”) a cash commission of 8% of the gross proceeds raised from new investors in the Offering. In addition, the Placement Agents received warrants to purchase a number of shares of Common Stock equal to 8% of the number of shares of Common Stock sold in the Offering, with a term of five (5) years and an exercise price of $5.00 per share (the “Placement Agent Warrants”). No cash commission was paid and no Placement Agent Warrants were issued in connection with the sale of 3,400,003 shares sold in the Offering to certain of the existing Company investors prior to the Offering. As a result of the foregoing, the Placement Agents and their sub-agents were paid an aggregate commission of $993,800 and were issued Placement Agent Warrants to purchase an aggregate of 198,760 shares of our Common Stock.

We agreed to indemnify the Placement Agents and their sub-agents to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

In connection with the Offering, we entered into a Registration Rights Agreement with the purchasers of the shares in the Offering. A form of the Registration Rights Agreement was filed as Exhibit 4.2 to our Current Report on Form 8-K filed on July 29, 2015, as amended on August 13, 2015. The description of such registration rights contained in that Report in Item 2.01 under the caption “The Merger and Related Transactions—Registration Rights” is incorporated herein by reference.

This report contains summaries of the material terms of various agreements executed in connection with the Offering described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits to our Current Report on Form 8-K filed on July 29, 2015, as amended on August 13, 2015, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY INCORPORATED

Dated: August 19, 2015	By:	/s/ Chris A. Raanes
	Name:	Chris A. Raanes
	Title:	Chief Executive Officer